EXHIBIT 10.6

Summary of Joseph T. Coppola 2017 Compensation

The Knoll, Inc. compensation committee approved an annual base salary of $342,000 for Joseph T. Coppola, with a bonus target of one hundred percent (100%) of his base salary. Mr. Coppola is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.